FORM 8-K

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 17, 2012

TELEPHONE AND DATA SYSTEMS, INC.

(Exact name of registrant as specified in their charter)

Delaware	001-14157	36-2669023
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

30 North LaSalle Street, Suite 4000, Chicago, Illinois		60602
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code:  (312) 630-1900

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07              Submission of Matters to a Vote of Security Holders.

At the Annual Meeting of Shareholders of Telephone and Data Systems, Inc. (“TDS”) held on May 17, 2012, the following number of votes were cast for the matters indicated.  The following voting results are final.

1.    Election of Directors.

The following directors received the following votes and were elected:

a.    For the election of eight Directors of the Company by the holders of Series A Common Shares and Preferred Shares:

Nominee	For	Withhold	Broker Non-vote
LeRoy T. Carlson, Jr.	70,384,270	-	30,730
Letitia G. Carlson, M.D.	70,275,570	108,700	30,730
Prudence E. Carlson	70,275,570	108,700	30,730
Walter C.D. Carlson	70,384,270	-	30,730
Kenneth R. Meyers	70,384,070	200	30,730
Donald C. Nebergall	70,275,570	108,700	30,730
George W. Off	70,375,370	8,900	30,730
Herbert S. Wander	70,275,370	108,900	30,730

b.    For the election of four Directors of the Company by the holders of Common Shares:

Nominee	For	Withhold	Broker Non-vote
Clarence A. Davis	88,057,900	2,357,826	6,036,749
Christopher D. O’Leary	84,420,932	5,994,794	6,036,749
Mitchell H. Saranow	88,171,472	2,244,254	6,036,749
Gary L. Sugarman	84,474,791	5,940,935	6,036,749

2.  Proposal to Ratify the Selection of PricewaterhouseCoopers LLP as Independent Public Accountants for 2012.

This proposal received the following votes and was approved:

For	Against	Abstain	Broker Non-vote
121,021,871	922,554	167,462	-0-

3.  Proposal to approve, on an advisory basis, the compensation of our named executive officers as disclosed in TDS’ Proxy Statement dated April 16, 2012 (commonly known as “Say-on-Pay”).

This proposal received the following votes and was approved:

For	Against	Abstain	Broker Non-vote
108,374,465	5,975,610	4,495,487	3,266,325

4.  Proposal by Shareholder to Recapitalize TDS’s Outstanding Stock into One Class of Stock.

This proposal received the following votes and was defeated:

For	Against	Abstain	Broker Non-vote
37,935,088	80,693,824	216,650	3,266,325

SIGNATURES

                Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on their behalf by the undersigned, thereto duly authorized.

Telephone and Data Systems, Inc.
(Registrant)

Date:	May 21, 2012

By:	/s/ Douglas D. Shuma
Douglas D. Shuma Senior Vice President and Controller